================================================================================

================================================================================


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [ ]
Filed by a Party other than the Registrant [X]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             Boykin Lodging Company
                (Name of Registrant as Specified in Its Charter)

                         MACKENZIE PATTERSON FULLER, LP
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
    1)   Title of each class of securities to which transaction applies:
    2)   Aggregate number of securities to which transaction applies:
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
    4)   Proposed maximum aggregate value of transaction:
    5)   Total fee paid:
[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    1)   Amount Previously Paid:
    2)   Form, Schedule or Registration Statement No.:
    3)   Filing Party:
    4)   Date Filed:


================================================================================

This filing consists of a press release issued by the Filing Person on June 7, 2006.

                              FOR IMMEDIATE RELEASE

MacKenzie Patterson Fuller, LP urges shareholders to vote NO on the Boykin Lodging Company (NYSE: BOY) Merger and files definitive additional proxy solicitation materials with the SEC.

Moraga, Calif. (Market Wire)--June 7, 2006

              MacKenzie Patterson Fuller, LP urges shareholders to:
          Vote NO on the Boykin Lodging Company (the "Company") Merger
                           for the Following Reasons:

     1. The $11 offer per common share is approximately 29% below the Company's 52-week high trading price of $15.48.
     2. We believe the sale price is approximately 33% below the fair market value, based upon revenue, of the Company's lodging portfolio.
     3. Robert Boykin is paying well below market for the Pink Shell Resort on both a per key and direct capitalization basis.

On May 22, 2006, the Company announced that it entered into a definitive merger agreement to be acquired by Braveheart Holdings LP for approximately $416 million including debt. In addition, Robert Boykin, the Company's Chairman and CEO, will acquire two properties from the Company for $14.6 million. As a result of this transaction, shareholders should expect to receive consideration totaling of $11 per common share. After careful review, we at MacKenzie Patterson Fuller, LP (current beneficial owner of approximately 1.9% of the Company's outstanding common shares) believe this transaction is grossly unfair for the following reasons:

     1. The 52-week high for the common stock is $15.48, while the common shareholders will receive only $11, approximately 29% below the 52-week high. We believe the recent weakness in the share price has enabled an outside player to buy the Company at a discount to the value of the underlying lodging properties at the expense of the shareholders.
     2. The Company is currently suffering from weak occupancy as a result of hurricane damage to the Florida properties; we expect values to recover quickly. We believe the Florida properties are scheduled to re-open this year, improving occupancy. Weak occupancy has generated lower income than would be generated on a stabilized basis. This transaction implies a gross income multiplier, a common comparative valuation methodology, of only TWO, while the implied gross income multiplier for the acquisitions of Wyndham International, Inc., La Quinta Corporation, Meristar Hospitality Corporation, and Jameson Inns, Inc. were all over THREE. As a result, we believe the Company is being sold at a discount of at least 33% relative to the fair market value of its lodging portfolio on a revenue-generating basis.
     3. Robert Boykin plans to purchase the Company's joint venture interest in the Banana Bay Resort and Marina (the "Banana Bay") and the Company's wholly owned interest in the Pink Shell Resort (the "Pink Shell") at what we believe is a price unfair to shareholders. The Banana Bay was recently purchased by the Company during January of 2006 through a joint venture agreement, for which the Company paid $1.25 million plus assumption of debt. Thus, Robert Boykin should pay at least the $1.25 million for the Company's interest in the joint venture, meaning no more than $13.35 million of the $14.6 million he has offered for both properties would be for the purchase the Company's interest in the Pink Shell. This means Robert Boykin is paying approximately $75,000 per room (or "key") for a Fort Meyers, Florida lodging property in a market that is fetching AT LEAST $100,000 per key. Moreover, the Pink Shell's room rates range between $175 and $350 per night. Using the Company's average first quarter 2006 occupancy of 65.5% and a 20% profit margin (both of which are fairly conservative assumptions in today's market), the stabilized net operating income for the Pink Shell should range between $1.49 million and $2.98 million. Thus calculated, Robert Boykin is paying a price, based upon capitalization rates, which will return somewhere between 11% and 22% per year for the Pink Shell in a market where, in our experience, capitalization rates for full service hotels range between 6% and 8%.

In response to this unfair transaction, MacKenzie Patterson Fuller, LP is considering filing with the SEC a opposition proxy statement on Schedule 14A and other documents concerning the proposed transaction. Before making any voting or investment decision, we recommend that shareholders review all proxy materials carefully when it is available because it contains important information. You can get the proxy statement, when and if it is filed, and any other relevant documents, for free at the SEC's web site www.sec.gov or by contacting MacKenzie Patterson Fuller, LP at the number below.

Contact: Christine Simpson, 800-854-8357 x. 224
MacKenzie Patterson Fuller, LP
1640 School Street, Suite 100
Moraga, California 94556
www.mpfi.com